Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127296, 333-41226, 333-41224, 333-72927, 333-56331, 333-76324, 333-51959, 333-145609, 333-145610 each on Form S-8, Registration Statement Nos. 333-166805, 333-126749, 333-109489, 333-111632, 333-114706, 333-119162 each on Form S-3 and Registration Statement No. 333-163777 on Form S-4 of our reports dated February 28, 2011, relating to the financial statements of American Tower Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 28, 2011